As filed with the Securities and Exchange Commission on July 19, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

Laird Superfood, Inc.

(Exact name of registrant as specified in its charter)

Delaware	5303 Spine Road, Suite 204 Boulder, Colorado 80301	81-1589788
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, of registrant’s principal executive offices)	(I.R.S. Employer Identification No.)

LAIRD SUPERFOOD, INC. 2020 OMNIBUS INCENTIVE PLAN

(Full title of the plan)

Anya Hamill

5303 Spine Road, Suite 204

Boulder, Colorado 80301

(541) 588-3600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

David R. Crandall, Esq. Hogan Lovells US LLP 1601 Wewatta Street, Suite 900 Denver, Colorado 80202 (303) 899-7300	Steve Richie, Esq. Laird Superfood, Inc. 5303 Spine Road, Suite 204 Boulder, Colorado 80301 (541) 588-3600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

MACROBUTTON DocID \\4146-4406-5351 v1

REGISTRATION OF ADDITIONAL SECURITIES

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed with the Securities and Exchange Commission (the “Commission”) by Laird Superfood, Inc. (the “Registrant”) for the purpose of registering an aggregate of 2,883,532 additional shares of common stock, par value $0.001 per share (the “Shares”), for issuance under the Registrant’s 2020 Omnibus Incentive Plan (the “2020 Plan”), comprised of: (i) 2,250,000 Shares currently issuable or that may become issuable under the 2020 Plan pursuant to Section 4.1 thereof, which provides for an annual increase in the number of shares reserved for issuance under the 2020 Plan; and (ii) 633,532 Shares that became available for issuance under the 2020 Plan as a result of forfeitures of outstanding awards pursuant to Section 4.3(c) of the 2020 Plan.

Pursuant to General Instruction E of Form S-8, this Registration Statement hereby incorporates by reference the contents of the Registrant’s Registration Statement on Form S-8 filed with the Commission on September 23, 2020 (File No. 333-248985), as amended by Post-Effective Amendment No. 1 thereto filed the Commission on May 2, 2023, to the extent not modified or replaced hereby or by any subsequently filed document which is incorporated by reference herein or therein (the “Prior Registration Statement”). The Shares being registered pursuant to this Registration Statement are the same class as other securities for which the Prior Registration Statement relating to the 2020 Plan was filed with the Commission.

Item 8. Exhibits.

Exhibit Number		Description
4.1

Amended and Restated Certificate of Incorporation of Laird Superfood, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-39537) filed with the Commission on September 25, 2020)

4.2

Amended and Restated Bylaws of Laird Superfood, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-39537) filed with the Commission on September 25, 2020)

5.1	*	Opinion of Hogan Lovells US LLP
23.1	*	Consent of Moss Adams LLP
23.2	*	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)
99.1

Laird Superfood, Inc. 2020 Omnibus Incentive Plan (incorporated by reference to Exhibit 99.3 to the Registration Statement on Form S-8 (File No. 333-248985) filed with the Commission on September 23, 2020)

107.1	*	Filing Fee Table

________________________

* Filed herewith.

MACROBUTTON DocID \\4146-4406-5351 v1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on July 19, 2023.

LAIRD SUPERFOOD, INC.

By: /s/ Jason Vieth

Jason Vieth

Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Jason Vieth	Chief Executive Officer and Director	July 19, 2023
Jason Vieth	(Principal Executive Officer)

/s/ Anya Hamill	Chief Financial Officer	July 19, 2023
Anya Hamill	(Principal Financial and Accounting Officer)

/s/ Geoffrey Barker	Director	July 19, 2023
Geoffrey Barker

/s/ Maile Naylor	Director	July 19, 2023
Maile Naylor, nee Clark

/s/ Patrick Gaston	Director	July 19, 2023
Patrick Gaston

/s/ Greg Graves	Director	July 19, 2023
Greg Graves

/s/ Laird Hamilton	Director	July 19, 2023
Laird Hamilton

/s/ Grant LaMontagne	Director	July 19, 2023
Grant LaMontagne

MACROBUTTON DocID \\4146-4406-5351 v1